EXHIBIT 99.1

Contacts:	Meg McGilley Chief Financial Officer (858) 480-0402 Rob Whetstone PondelWilkinson, Inc. (310) 279-5963
SOMAXON PHARMACEUTICALS NAMES DAVID F. HALE EXECUTIVE
CHAIRMAN AND INTERIM CHIEF EXECUTIVE OFFICER
SAN DIEGO, CA – December 6, 2007 - Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology, today said that its current non-executive Chairman of the Board, David F. Hale, has been appointed Executive Chairman, effective immediately, and will become interim Chief Executive Officer of the company, effective January 1, 2008. Kenneth M. Cohen has resigned as President and Chief Executive Officer of the company, effective December 31, 2007.
Mr. Cohen will remain as a member of the company’s Board of Directors until the earlier of the date that a new, permanent Chief Executive Officer has been announced or the company’s 2008 annual meeting of stockholders. The Board of Directors is actively conducting a search for a new Chief Executive Officer and has retained a nationally recognized executive search firm to assist in its recruiting efforts.
Mr. Hale, one of Somaxon’s co-founders, has served as its Chairman of the Board since the company’s inception in August 2003. After a new, permanent Chief Executive Officer begins employment with the Company, Mr. Hale will reassume that position. Mr. Hale has been involved in the start-up and/or development of a number of specialty pharmaceutical companies.
“These management changes are part of a transition plan,” said Mr. Hale. “Ken has been instrumental in leading the company’s transition from the start-up stage to its initial public offering and beyond, including the successful completion of the clinical trial program for SILENOR™. The Board of Directors wishes to thank Ken for his many contributions to Somaxon. We look forward to recruiting an experienced executive who can continue to drive our business forward and maximize long-term stockholder value.”

Mr. Cohen commented: “I believe that this is the right time in the development of Somaxon’s business to transition to a new Chief Executive Officer. It has been a privilege to have had the opportunity to lead Somaxon, and I believe the company has a very bright future. I would like to thank my fellow directors, the management team and our stockholders for all of their support and confidence over the years.”
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon has completed four successful Phase 3 clinical trials for its lead product candidate, SILENOR™ (doxepin HCl) for the treatment of insomnia. The company has completed a pilot Phase 2 trial for nalmefene in smoking cessation with positive results. It has also completed a Phase 2/3 clinical trial for nalmefene for the treatment of pathological gambling that did not achieve statistical significance for the primary or secondary endpoints. The company is evaluating the results from both of these trials before making determinations regarding the future of the nalmefene program.
For more information, please visit the company’s web site at www.somaxon.com.